UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INCONTACT, INC.

(Name of Registrant as Specified in Its Charter)

Commission File Number: 001-33762

Not Applicable

(Name of Persons Filing Proxy Statement If Other Than the Registrant)

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inContact, Inc.

7730 South Union Park Avenue, Suite 500

Salt Lake City, UT 84047

ANNUAL MEETING OF STOCKHOLDERS

June 14, 2012

NOTICE OF MEETING

The annual meeting of the stockholders of inContact, Inc., a Delaware corporation, will be held at 1:00 p.m., on June 14, 2012, at 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047, for the following purposes:

•	to elect seven directors;

•	to approve an amendment to the inContact 2008 Equity Incentive Plan increasing the number of common shares available for awards under the Plan by 2,000,000 to a total of 5,272,500 shares;

•	to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as inContact’s independent registered public accounting firm for the year ending December 31, 2012; and

•	to act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders at the close of business on April 18, 2012 are entitled to vote in person or by proxy at the annual meeting. The annual meeting will be open to the public.

Kimm Partridge, Corporate Secretary

April 30, 2012

inContact, Inc.

7730 South Union Park Avenue, Suite 500

Salt Lake City, UT 84047

PROXY STATEMENT

This proxy statement is provided to stockholders of inContact, Inc. (“inContact,” “we,” “us,” “our,” or the “Company”) in connection with the annual meeting of stockholders and any adjournments or postponements of the annual meeting. The annual meeting will be held at 1:00 p.m., on June 14, 2012, at 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047.

ABOUT THE MEETING, VOTING, STOCKHOLDER PROPOSALS

AND COMPANY INFORMATION

Delivery and Availability of Proxy Materials

Under U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Beginning April 30, 2012, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our proxy materials, including our proxy statement and our annual report. On that date, our proxy statement and our Annual Report (of which our 2011 Annual Report on Form 10-K is a part) were available for review over the Internet at the website listed in the notice. The notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Matters to be Voted On at the Meeting and Solicitation

By authority of the Board of Directors, inContact is soliciting your vote for:

•	election of seven directors;

•	to approve an amendment to the inContact 2008 Equity Incentive Plan increasing the number of common shares available for awards under the Plan by 2,000,000 to a total of 5,272,500 shares;

•	to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as inContact’s independent registered public accounting firm for the year ending December 31, 2012; and

•	to act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

The cost of this solicitation is being borne by inContact. Proxies may be solicited on our behalf by our directors, officers and regular employees by telephone or other means. There will be no special or additional compensation for these services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting materials to the beneficial owners of record of our common shares, and we will reimburse them for their related charges and expenses. We may also elect to engage a proxy solicitation firm to distribute and solicit proxies.

Persons Entitled to Vote

Stockholders of record at the close of business on April 18, 2012, the record date, are entitled to vote on matters that come before the meeting. Shares can be voted only if the stockholder is present in person or is represented by proxy.

How to Vote

If you own your shares through a bank or broker, you should follow the separate instructions they provide you. If your shares are registered in your name:

•	You may vote in person at the annual meeting.

•

You may vote over the Internet. You may vote over the Internet regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on your notice of Internet access to the proxy materials or your proxy card. If you vote over the Internet, you should not vote by telephone or vote by returning a proxy card.

•

You may vote by telephone. You may vote by telephone regardless of whether you receive your annual meeting materials through the mail or over the Internet. Simply follow the instructions on the proxy card. If you vote over the telephone, you should not vote by Internet or vote by returning a proxy card.

•

You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If no voting specification is made on your signed and returned proxy card, Theodore Stern or Paul Jarman, the persons named as proxy holders on the proxy card, will vote FOR the election of the director nominees, FOR approval of the proposed amendment to the inContact 2008 Equity Incentive Plan, and FOR the ratification of the appointment by the Audit Committee of the independent auditor. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the proxy holders voting those shares. If you vote by mail, you should not vote by telephone or over the Internet.

Changing Your Vote

You can change your vote submitted by Internet, telephone or written proxy card by revoking it at any time before it is cast at the annual meeting in one of three ways:

•	notify our Corporate Secretary in writing before the annual meeting that you are revoking your proxy;

•	submit another proxy with a date later than your last vote made by Internet, telephone or proxy; or

•	vote in person at the annual meeting.

Number of Votes and Quorum

Each share of inContact common stock that you own as of the record date entitles you to one vote. On April 18, 2012 there were 43,798,788 outstanding shares of our common stock. The presence of the owners of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you attend the annual meeting, vote by Internet or telephone or return a signed and dated proxy card. Abstentions, broker non-votes and shares voted by a broker or bank holding shares for a beneficial owner are counted as present and entitled to vote for determining a quorum.

Required Vote to Approve each Proposal

•

Election of Directors: Each of the seven Board of Director positions is separately elected. The persons who receive the most votes for each of the seven director positions will be elected. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•

Amendment of the inContact 2008 Equity Incentive Plan: The proposal to amend the inContact 2008 Equity Incentive Plan to increase the number of common shares available for awards under the Plan by 2,000,000 to a total of 5,272,500 shares requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

•

Ratification of Appointment of Deloitte & Touche LLP, as independent registered public accounting firm for 2012: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

Board Recommendations on Proposals

The Board recommends a vote FOR election of each director nominated by the Board, FOR approval of the proposed amendment to the inContact 2008 Equity Incentive Plan, and FOR ratification of the appointment of Deloitte & Touche LLP.

Selection of the Board’s Director Nominees

Each of the seven nominees now serves as a director and was approved for inclusion on our slate of directors by the entire Board. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the accompanying proxy form may vote for a substitute nominee selected by the Corporate Governance and Nominating Committee. Theodore Stern is Chairman of the Board. One of our directors, Paul Jarman, is also our President and Chief Executive Officer.

On June 14, 2011, Enterprise Network Holdings, Inc. (“ENH”), made a substantial investment in our common stock and in connection with that investment we entered into an Investor Rights Agreement. The Investor Rights Agreement provides, in part, that so long as ENH holds (1) 100% of the common shares purchased, or (2) if ENH holds less than 100% of such shares, it holds at least the greater of 50% of the common shares acquired or 10% of the total voting power of our common stock then outstanding, then ENH shall have the right to designate two persons to be nominated for election as directors, and at each meeting of stockholders where directors are elected we will cause the ENH designees to be nominated for election and recommend their election as directors. As described below, Hamid Akhavan is nominated for election as a director with our recommendation that he be so elected. Mr. Akhaven is one of the nominees designated by ENH under the Investor Rights Agreement. To date, ENH has not elected to nominate a second person for election as a director, although it reserves the right to do so in the future in accordance with the terms of the Investor Rights Agreement.

The Corporate Governance and Nominating Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. We believe that the minimum qualifications for serving as a director are that a nominee demonstrates an ability to make a meaningful contribution to the Board’s oversight of inContact’s business and affairs and have an unsullied reputation with respect to ethical conduct. Nominees for director will include individuals who, taking into account their diversity, skills, and experience in the context of the needs of the Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance the Board’s ability to manage and direct our affairs and business. Although we do not have a formal policy on diversity for board members, it is a factor in assessing potential board members. Diversity not only encompasses racial and gender diversity, but it also relates to diversity of experience and background in an effort to ensure that the composition of our directors provides a strong and well balanced foundation of skill and experience.

Standard for Director Independence

The Board applies the definition of independence adopted by Nasdaq for determining independence of our directors. Based on that definition, we believe all of the directors nominated for election at our 2012 annual meeting are independent, except for our Chairman of the Board, Mr. Stern, Mr. Akhavan and our Chief Executive Officer, Mr. Jarman.

How Stockholders Can Recommend a Candidate for Election to the Board

Stockholders who wish to recommend a candidate for election to our Board should write to: Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047, stating in detail the qualifications of a candidate for consideration by the Board. In considering Board candidates, the Board seeks individuals of proven judgment and competence who have strong reputations in their respective fields. The Board considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in Board activities, and geographic and diversity factors. The process for identifying and evaluating nominees would include detailed consideration of the recommendations and opinions of members of our Board, our executive officers, and our stockholders. There would be no difference in the process of evaluation of candidates recommended by a stockholder and those recommended by other sources.

How to Communicate with the Board

Stockholders interested in communicating directly with our Board may do so by writing to: Board of Directors, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047. All such written correspondence is delivered to the director or directors to whom it is addressed or, if addressed generally to the Board, to all directors. Concerns relating to accounting, internal controls, or auditing matters are immediately forwarded to the Chief Executive Officer, Chief Financial Officer, and Chairman of the Audit Committee.

Board Attendance at Annual Meeting

Two members of our Board of Directors attended the 2011 annual meeting of shareholders. We encourage attendance by members of the board and senior executives, but attendance is not required.

Business Sought to be Presented from the Floor

Our Bylaws provide that any item of business not included in the notice of annual meeting, including the nomination of a director, that a stockholder intends to bring to the floor of the annual meeting for action can be ruled out of order and the matter dismissed without further consideration, if the stockholder does not give written notice to inContact describing the business the stockholder intends to bring to the floor of the meeting within five business days after inContact gives written notice of the date and place of the annual meeting to its stockholders. Any such notice must be delivered to inContact on or before May 7, 2012, for the annual meeting scheduled on June 14, 2012.

How to Submit a Stockholder Proposal for Inclusion in the 2013 Proxy Statement; Discretionary Voting

Stockholder proposals may be submitted for inclusion in our 2013 proxy statement after the 2012 annual meeting, but must be received no later than 5:00 p.m. MST on Tuesday, January 2, 2013. Proposals should be sent via registered, certified, or express mail to: Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047.

As to any proposal that is not submitted for inclusion in our proxy statement for the 2013 annual meeting of stockholders, but is instead sought to be presented directly at the meeting, certain rules adopted by the SEC permit management to vote proxies in its discretion if: (1) we receive notice of the proposal before the close of business on March 18, 2013, and advise stockholders in the proxy statement about the nature of the proposal and how management intends to vote on such matter; or (2) we do not receive notice of the proposal prior to the close of business on March 18, 2013.

Where to Find inContact’s Code of Ethics

inContact has a Code of Ethics that applies to all of its employees and directors, including its Chief Executive Officer, Chief Financial Officer and other officers. We will provide to any person, without charge, a copy of the Code of Ethics upon written or oral request directed to Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047, telephone (801) 715-5021. Furthermore, a copy of the Code of Ethics is accessible on the Corporate Governance section of the Investor Relations page on our corporate website, http://www.inContact.com.

Where to Find inContact’s Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee Charters

The Board of Directors of inContact has formed a Corporate Governance and Nominating Committee, Audit Committee and Compensation Committee. Each of these Committees has a formal charter, which is made available for your examination on our corporate website at http://www.inContact.com. We will provide to any person, without charge, a copy of any of the charters upon written or oral request directed to Corporate Secretary, inContact, Inc. 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047, telephone (801) 715-5021.

Where to Find More Information on inContact

Our corporate website is http://www.inContact.com. We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the SEC. The SEC makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website is http://www.sec.gov.

Directors and Officers

The following table sets forth the names, ages, and positions with inContact for each of the directors and officers.

Name	Age	Positions	Since
Theodore Stern	82	Chairman of the Board of Directors	1999
Steve Barnett	69	Director	2000
Paul F. Koeppe	62	Director	2004
Blake O. Fisher, Jr.	68	Director	2004
Mark J. Emkjer	56	Director	2009
Hamid Akhavan	50	Director	2011
Paul Jarman	42	Director and Chief Executive Officer	1997
Gregory Ayers	50	Executive Vice President and Chief Financial Officer	2009
Scott Welch	47	Executive Vice President and Chief Operating Officer	2004
Frank Maylett	49	Executive Vice President of Sales	2008
Mariann McDonagh	50	Executive Vice President and Chief Marketing Officer	2010
Sunny Gosain	40	Executive Vice President and Chief Product Officer	2011
Bassam Salem	39	Executive Vice President and Chief Business Officer	2011

All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of our Board. The following is information on the business experience of each director now serving and a discussion of the qualifications, attributes and skills that led to the Board of Directors’ conclusion that the nominee should serve as a director.

Theodore Stern became a director of inContact in June 1999 and subsequently the Chairman of the Board of Directors and Chief Executive Officer in September 2000. Mr. Stern served in those positions until January 1, 2005, when the two positions were separated. He served on the board of directors of Distributed Energy Systems Corporation, a manufacturer of renewable generation systems located in Wallingford, CT from November 2003 to May 2010. He holds a Bachelor of Mechanical Engineering from the Pratt Institute and a Master of Science degree in Theoretical Mathematics from New York University. Mr. Stern is a member of the National Academy of Engineering. Mr. Stern has over 20-years experience serving as a director with public companies. Through that service he gained experience as chairman and as a member of audit, compensation and governance committees, which we believe brings a wealth of experience and savvy to developing and overseeing the development of our strategic and operating plans consistent with effective corporate governance policies. His eleven years of service as our Chairman gives him an in-depth knowledge of who we are and where we are going, which we believe to be valuable in making our decisions for the future.

Steve Barnett has been self-employed for the past six years as an advisor to manufacturing and distribution companies, as well as to public entities, on improving business operations. Mr. Barnett currently serves as an advisor to, and is on the Board of Directors of a private national real estate development company, and a private electrical systems manufacturing company. He is Chairman of the Board of a technology company specializing in juvenile safety products. He also serves on the Board of Directors for Medis Technologies Ltd., a company specializing in advanced technology regarding unique fuel cell power packs for portable electronic devices, and he also serves on the Board of Directors for OSI Geospatial Inc., a TSE company which delivers advanced geospatial systems and software that enable shared real-time situational awareness for military and homeland security, safety and security application on a worldwide basis. Mr. Barnett served on the board of Bank Leumi USA from 2000 to 2007. Mr. Barnett graduated from the University of Chicago Law School with a Doctor of Jurisprudence degree. Mr. Barnett has served as a director of inContact for 12 years, so his long time service also provides a historical perspective that enhances the development of our strategic and operational plans going forward. His experience as a director for other software and technology companies enables him fulfill an oversight function with respect to our research and development efforts and how to focus those efforts on exploiting market opportunities.

Paul F. Koeppe was President, CEO and founder of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems from 1988 to 1997 when it was acquired by American Superconductor, an electricity solutions company. He then served as Executive Vice President of Strategic Planning for American Superconductor until his retirement in 2001. From 1993 to 1995, Paul was acting CEO and chairman of the executive committee of the board of directors of Best Power, Inc., a supplier of uninterruptible power supply equipment. Beginning August 2009, he serves as the Chairman of the Board of Directors and Chairman of the Audit Committee for ZBB Energy Corporation, a manufacturer of large capacity energy storage systems, and served as Interim CEO from November 2009 until January 2010. Mr. Koeppe has also served as a Director of Distributed Energy Systems Corp., a public company engaged in the business of creating and delivering products and services to the energy marketplace and also as a Director of Northern Power Systems from 1998 to until 2003 when Northern was acquired by Distributed Energy Systems Corp. He holds a Bachelors Degree in Business Administration and Associate Degrees in Materials Management and Electrical Power Technology. Mr. Koeppe now serves as the chairman of the audit committee of ZBB Energy Corporation, which (together with his other experience) brings significant financial experience to our Board, as well as experience with sound corporate governance and internal control policies. Furthermore, his substantial experience as an executive officer followed by board service provides to us executive and employee compensation experience that we depend on to guide the policies we establish for compensating and incentivizing our employees.

Blake O. Fisher, Jr. provided management and financial consulting to the telecommunications and utility industries from May 2004 through December 2008, including financial consulting to the USDA on Rural Utilities Service’s broadband program. From May 2004 to December 2004 he served as Chief Financial Officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. From May 2002 to May 2004 he was retired from business activities. From February 1996 to May 2002, he held senior management positions with McLeodUSA, a telecommunications provider, initially as Chief Financial Officer, then as President of the company’s Western region and as Chief Development Officer. He also serves on the Board of Directors for Headwaters Incorporated, an energy and building products company. The Board believes that Mr. Fisher’s chief financial officer experience is of substantial benefit in discharging the Board’s oversight function with respect to financial controls and procedures, the Board’s relationship with our financial staff and auditors, annual budget development and strategic planning.

Mark J. Emkjer is currently the CEO of the Health Services Division of WebMD. From May 2004 to January 2009 he was CEO, President and Board Member of Accelrys, Inc., a software company serving the pharmaceutical and biotech industries. Prior to Accelrys, Mr. Emkjer was the President and CEO of Sunquest, a public company listed on Nasdaq that develops laboratory and pharmacy information systems for hospitals worldwide. Mr. Emkjer has held executive-level positions with other companies since graduating with a Masters in Business Administration and International Finance from the University of Miami in Florida. Mr. Emkjer’s substantial experience as an executive in software companies provides significant industry experience and knowledge with respect to our product, product development, market opportunities and operational aspects of a software company. The Board believes this software industry knowledge and experience provides valuable insights for short-term and long-term operational and strategic planning.

Hamid Akhavan is currently the CEO of Siemens Enterprise Communications. His extensive management experience includes product development, and international sales and marketing, as well as technology, IT and procurement. Prior to joining Siemens Enterprise Communications, Mr. Akhavan served as Chief Operating Officer (COO) at Deutsche Telekom Group, where he was responsible for the company’s mobile operations in Europe, and he was also Chairman of the Executive Operating Board at Deutsche Telekom. He was also previously the CEO at T-Mobile International AG. The Board believes that Mr. Akhavan’s extensive management experience in the telecommunications industry and his international experience provide valuable insight to the Company as it increases its international presence.

Paul Jarman has served as an officer of inContact during the past nine years. He has served as President since December 2002 and as Chief Executive Officer since January 2005. Prior to December 2002 he served as an Executive Vice President. Mr. Jarman is one of the original founders of inContact. He earned a Bachelor of Science degree in Accounting from the University of Utah. We believe Mr. Jarman’s qualifications to serve on our Board include his executive management experience, including experience for several years as our Chief Executive Officer and a long history and familiarity with inContact, which provides the Board with essential insight into the day-to-day operations of the Company.

Executive Officers

Information on our executive officers is presented in our Annual Report on Form 10-K for the year ended December 31, 2011.

STOCK OWNERSHIP

The following table sets forth the number and percentage of the outstanding shares of common stock that, according to the information supplied to inContact, were beneficially owned by each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. The number of shares owned and percent of class is as of April 18, 2012 for the principal stockholders, unless otherwise noted.

Name and Address	Common Shares	Percentage of Class (1)
Principal stockholders:

Enterprise Network Holdings, Inc. 1881 Campus Commons Dr Reston, VA 20191	7,188,442	16.4%

FMR LLC (2) 82 Devonshire Street Boston, MA 02109	3,273,378	7.5%

Marathon Capital Management, LLC (3) 4 North Park Dr, Suite 106 Hunt Valley, MD 21030	2,901,620	6.6%

(1)	These figures represent the percentage of ownership of the named persons assuming each of them alone has exercised any warrants or purchase rights the person may hold to purchase common shares.
(2)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012, reflecting the shareholder’s beneficial ownership as of December 31, 2011. Fidelity Management and Research Company, a wholly owned subsidiary of FMR LLC, holds the shares and is a registered investment adviser.
(3)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2012, reflecting the shareholder’s beneficial ownership as of December 31, 2011. James G. Kennedy is the president of Marathon Capital Management, LLC, which is a registered investment adviser.

The following table sets forth, as of April 18, 2012, the number and percentage of the outstanding shares of common stock that, according to the information supplied to inContact, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, and (iii) all current directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percentage of Class (1)
Officers and directors:
Theodore Stern (2)	1,729,632	3.9%
Steve Barnett (2)	623,602	1.4%
Paul F. Koeppe (2)	446,302	1.0%
Blake O. Fisher, Jr. (2)	229,302	0.5%
Mark J. Emkjer (2)	83,586	0.2%
Hamid Akhavan (3)	7,188,442	16.4%
Paul Jarman (2)	1,101,219	2.5%
Gregory S. Ayers (2)	341,667	0.8%
Scott Welch (2)	276,667	0.6%
Frank Maylett (2)	345,314	0.8%
Mariann McDonagh (2)	183,334	0.4%
Sunny Gosain (2)	—	0.0%
Bassam Salem (2)	141,667	0.3%
All Executive Officers and Directors as a Group (13 persons)	12,690,734	28.9%

(1)	These figures represent the percentage of ownership of the named groups and individuals assuming each of them alone has exercised options to purchase common shares, and percentage ownership of all officers and directors as a group, assuming all purchase rights held by such individuals are exercised.
(2)	These figures include: for Mr. Stern options to purchase 55,000 shares of common stock at exercise prices ranging from $3.05 per share to $4.57 per share and 91,919 shares issuable under restricted stock units; for Mr. Barnett options to purchase 135,000 shares at exercise prices ranging from $2.00 to $4.57 per share and 110,302 shares issuable under restricted stock units; for Mr. Koeppe options to purchase 117,000 shares at an exercise prices ranging from $2.00 to $4.57 per share, and 107,302 shares issuable under restricted stock units; for Mr. Fisher options to purchase 107,000 shares at exercise prices ranging from $2.00 to $4.57 per share and 107,302 shares issuable under restricted stock units; for Mr. Emkjer 83,586 shares issuable under restricted stock units; for Mr. Jarman options to purchase 945,134 shares of common stock at exercise prices ranging from $1.76 to $5.39 per share; for Mr. Ayers options to purchase 341,667 shares of common stock at exercise prices ranging from $1.78 to $3.34 per share; for Mr. Welch options to purchase 276,667 shares of common stock at exercise prices ranging from $1.76 to $4.20 per share; for Mr. Maylett options to purchase 345,314 shares of common stock at exercise prices ranging from $1.69 to $3.34 per share; for Ms. McDonagh options to purchase 183,334 shares of common stock at exercise prices ranging from $3.09 to $3.34 per share; and for Mr. Salem options to purchase 141,667 shares of common stock at exercise prices ranging from $3.34 to $3.93.
(3)	These shares are owned by Enterprise Network Holdings, Inc., the parent company of Siemens Enterprise Communications, Inc., of which Mr. Akhavan is the CEO.

THE BOARD AND ITS COMMITTEES; CORPORATE GOVERNANCE; SECTION 16 COMPLIANCE

The Board and Committees

Our Board of Directors has seven members. The Chairman of the Board, Theodore Stern, provides business consulting services to inContact for a monthly fee. Our Chief Executive Officer, Paul Jarman, is a member of the Board and is a full time employee of inContact. Hamid Akhavan is CEO of Siemens Enterprise Communications, Inc., a reseller of our inContact portfolio of software services with certain exclusive territorial rights and a subsidiary of Enterprise Network Holdings, Inc. who owns approximately 16.5% of inContact’s common stock. The other four members of the Board, Steve Barnett, Paul F. Koeppe, Blake O. Fisher, Jr. and Mark J. Emkjer, are non-employee directors, and the Board has determined that these persons (who constitute a majority of the Board) are “independent directors” under the criteria set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Board met eight times during the year ended December 31, 2011. All directors attended at least 75% of the meetings of the Board, once elected or appointed to the Board.

In 2007, the Board formed a Corporate Governance and Nominating Committee which is appointed by the Board to: (1) identify individuals qualified to serve as members of the Board and, where appropriate, recommend individuals to be nominated by the Board for election by the stockholders or to be appointed by the Board to fill vacancies consistent with the criteria approved by the Board; (2) develop and periodically evaluate and recommend changes to inContact’s Corporate Governance Guidelines and Code of Ethics, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders; and (3) oversee an annual evaluation of the performance of the Board. The current members of the Corporate Governance and Nominating Committee are Steve Barnett (Chairman), Blake O. Fisher, Jr., Paul F. Koeppe and Mark J. Emkjer. The Corporate Governance and Nominating Committee met three times in 2011, and all director members of the committee attended the meetings. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Corporate Governance and Nominating Committee.

In 2000, the Board formed the Audit Committee, the current members of which are Blake O. Fisher, Jr. (Chairman), Steve Barnett, Paul F. Koeppe and Mark J. Emkjer. The Audit Committee provides oversight for financial reporting matters, internal controls, and compliance with the Company’s financial policies, and meets with its auditors when appropriate. The Audit Committee met five times in 2011, and all director members of the committee attended at least 75% of the meetings. The Board has determined that Steve Barnett, Paul F. Koeppe and Blake O. Fisher, Jr. are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K. Further, the Board has determined that each of the members of the Audit Committee is “independent” under the standard set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Audit Committee.

During 2000, the Board also formed the Compensation Committee, the current members of which are Paul F. Koeppe, (Chairman), Steve Barnett, Blake O. Fisher, Jr. and Mark J. Emkjer. The Compensation Committee considers salary and benefit matters for the executive officers and key personnel of the Company. The Compensation Committee met six times in 2011, and all director members of the committee attended at least 75% of the meetings. The Compensation Committee operates under a written charter adopted by the Board of Directors, which sets forth the responsibilities and powers delegated by the Board to the Compensation Committee.

Corporate Governance Guidelines and Code of Ethics

In 2007, the Board adopted Corporate Governance Guidelines for inContact. Under the Guidelines, the Audit Committee is required to conduct, at least annually, an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by the

Audit Committee. For purposes of this review, “related party transactions” means transactions required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the Commission, which are related party transactions we report in this proxy statement.

The bylaws of the Company provide that no contract or transaction between inContact and one or more of its directors or officers, or between inContact and any other corporation, firm, association, or other organization in which one or more of its directors or officers are financially interested, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee that authorizes or approves the contract or transaction, or because their votes are counted for such purpose, provided that:

•

the material facts as to his, her, or their relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and noted in the minutes, and the Board of Directors or committee, authorizes the contract or transaction in good faith by the affirmative vote of a majority of disinterested directors, even though the disinterested directors are less than a quorum;

•

the material facts as to his, her, or their relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved or ratified in good faith by the majority of shares entitled to vote, counting the votes of the common or interested directors or officers; or

•	the contract or transaction is fair as to inContact as of the time it is authorized or approved.

Under the Company’s Code of Ethics, an officer has an obligation to disclose to the Board of Directors or appropriate committee any situation that may present a conflict of interest between inContact and the officer.

Board Leadership Structure and Role in Risk Oversight

Our Chief Executive Officer is a member of the Board, but a different director who is not an executive officer serves as Chairman of the Board. The Board believes that this leadership structure is best at this time, as it facilitates the ability of the Board and its committees to bring independent evaluation and thinking to strategic planning for our present and future operations, and allows the Board, without the participation of our executives, to fulfill its oversight function with respect to what we do and how we do it. We believe the benefit of having the Chief Executive Officer on the Board is the information and insight about our business that he brings to each Board meeting and adds to the totality of information our Directors receive for consideration.

Our directors believe it is a Board-level function to provide oversight with respect to the management of risks. Accordingly, our Board regularly engages in risk oversight by evaluating our circumstances and opportunities for the purpose of trying to strike a reasonable balance between anticipated risks we are willing to accept to create opportunities to achieve rewards that are consistent with our short and long-term business objectives. While certain risks are in the purview of Committees of the Board, and are scrutinized closely at the Committee level, the full Board has responsibility for risk oversight.

Our Board believes each action, either directly or indirectly by association with other circumstances and events, could create or enhance risk exposure at any level of our operations. As management modifies and refines our strategic plan, it:

•	Assesses risks it believes may be associated with implementation of the strategy,

•	Briefs the Board on the potential risks,

•	Seeks from the Board guidance on how to proceed and appropriate authorization, and

•

Develops systemic processes and procedures it believes will enable employees to monitor the level of various risks as part of a process to gather information reported “up the ladder” to the Board for consideration in its oversight of our risk profile and deciding on future strategies and actions.

Our Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters. For example, our Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. Pursuant to its charter the Audit Committee also considers our policies with respect to risk assessment and risk management. The Compensation Committee oversees the compensation of our chief executive officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term stockholder returns without undue risk taking. Our Corporate Governance and Nominating Committee periodically evaluate and recommend changes to our Corporate Governance Guidelines and Code of Ethics.

With respect to consideration of risks related to compensation, our Board has reviewed potential risks related to compensation policies and practices applicable to all employees and has concluded that they are not reasonably likely to have a material adverse effect on our company.

Audit Committee Report

The purposes of the Audit Committee are set forth in the Committee’s written charter. As provided in the charter, the role of the committee is to assist the Board of Directors in its oversight on matters relating to accounting, financial reporting, internal control, auditing, regulatory compliance activities and other matters the Board deems appropriate. The Committee also selects inContact’s independent registered public accounting firm in accordance with the provisions set out in the charter. Management, however, is responsible for the preparation, presentation and integrity of inContact’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out proper audits and reviews.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2011 Annual Report on Form 10-K of inContact with management and the independent registered public accounting firm. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, as modified or supplemented. The Committee has also received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board, considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm’s independence, and discussed with the independent registered public accounting firm its independence.

In reliance on the reviews and discussions with management and the independent registered public accounting firm referred to above, and subject to the limitations on the responsibilities and role of the Audit Committee set forth in the charter and discussed above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of inContact be included in its 2011 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Blake O. Fisher, Jr. (Chairman)

Paul F. Koeppe

Steve Barnett

Mark J. Emkjer

Section 16(a) Filing Compliance

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires officers and directors of inContact and persons who own more than ten percent of a registered class of its equity securities to file reports of ownership and changes in their ownership on Forms 3, 4 and 5 with the Commission, and forward copies of such filings to the Company. Based on the copies of filings received by the Company during the most recent fiscal year the directors, officers and beneficial owners of more than ten percent of the equity securities of inContact registered pursuant to Section 12 of the Exchange Act have filed on a timely basis all required Forms 3, 4 and 5 and any amendments thereto.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our compensation policies are to attract and retain experienced and well-qualified executive officers, and provide incentives for financial and business achievements that benefit our stockholders. The Compensation Committee of the Board is charged with the responsibility of evaluating compensation and benefits for our executive officers and recommending specific compensation packages to the Board. The Compensation Committee also evaluates and recommends compensation arrangements for our non-employee Directors to the Board.

How the Compensation Committee Performs its Tasks

With respect to executives other than the Chief Executive Officer, the Compensation Committee seeks and receives recommendations from the Chief Executive Officer with respect to performance and appropriate levels of compensation. For 2011, the Compensation Committee approved a compensation package for the executive officers that closely followed the Chief Executive Officer’s recommendation, which included a fixed base salary and a cash bonus based on performance. The Chairman of the Board discusses his recommendations for compensation for our Chief Executive Officer with him with a view to obtaining the input of our Chief Executive Officer with respect to his own evaluation of his performance and goals for the coming year and a compensation package that is reasonable in relation to the compensation recommended for our other executive officers. Based on these discussions the Chairman of the Board recommended to the Committee a package for 2011 that included a fixed base salary and a cash bonus based on performance.

The Compensation Committee’s conclusions and recommendations on the compensation packages for our executive officers are based on the total mix of information from the sources described above, as well as the Committee members’ general knowledge of executive compensation practices and their personal evaluations of the likely effects of compensation levels and structure on the attainment of our business and financial objectives.

At the annual meeting of stockholders in 2011, the non-binding advisory vote on approval of executive compensation for inContact’s name executive officers was affirmative by a substantial margin with respect to those stockholders who voted on the matter. Accordingly, the Committee intends to continue to craft compensation arrangements for executive officers that are consistent with past practices. A substantial majority of stockholders voting on the non-binding advisory vote on how frequently we seek a non-binding advisory vote on executive compensation selected three years, so we intend to hold such a vote every three years consistent with that input from the stockholders.

Objectives of our Compensation Programs

We are committed to providing total compensation packages that are intended to retain and motivate talented employees. We believe in pay for performance and we link performance to pay throughout our organization in order to create the appropriate level of incentives. We actively manage our compensation structures and levels to adapt to changes in the marketplace and the continuing evolution of inContact. Changes in the economic and business climate over the past years have resulted in heightened interest and concern by stockholders and others with respect to compensation levels for executives in American business. The Compensation Committee is sensitive to these concerns and pursues its work with a view to establishing compensation packages and arrangements that address our need to attract and retain executive officers and incentivize those officers to manage our business to achieve short-term objectives for the coming year and long-term sustainable growth, while at the same time paying compensation at a level that is within the limits of our budget.

The Elements of our Compensation Packages

In line with our compensation objectives, the Compensation Committee seeks to maintain the salary component of each officer’s compensation at a moderate level; to provide bonuses based on short-term financial performance; and to also provide stock awards, consisting primarily of options, the value of which the Committee believes will be appropriate in relation to future shareholder value, depending on long-term appreciation in the market value of our common stock. The Committee analyzes each of these elements separately, and then expands the analysis to consider each element in the context of the overall compensation packages. inContact also provides what it considers to be a moderate package of retirement, medical and other benefits. In determining the proper allocation of each executive officer’s compensation among these elements, the Compensation Committee has sought to achieve for each executive an appropriate balance between economic security and compensation that is at risk based on our performance.

Base Salary

Generally, we believe that executive base salaries are at a level that are commensurate with salaries for executives at companies in similar positions and with similar responsibilities as our executive officers in order to compensate them at a level appropriate to their position and responsibilities and to provide economic security that the Committee believes facilitates retention. Base salaries for our executive officers are reviewed annually by the Committee, and adjusted from time to time to reflect individual responsibilities, performance, and experience.

Cash Bonus

The Compensation Committee believes Software revenue and consolidated gross profit are important performance measures. inContact manages its business and reports financial results based on product-based segments: Software and Telecom. Since the end of 2005, inContact has focused its business development and marketing efforts on promoting the Software segment services, which carry significantly higher gross margins than the Telecom segment services. Accordingly, for 2011 we decided the amount of Software segment revenue and consolidated gross profit are meaningful indicators of executive officer performance in achieving inContact’s business goals, because increasing consolidated gross margin indicates increasing revenue from higher margin Software revenue.

In January 2011, the Board approved an Executive Officer Bonus Plan for the 2011 year and it was a variable cash based incentive plan under which bonuses could be earned based on achieving stated performance criteria. The plan was based on achieving two separate performance criteria – Company financial performance and achievement of individual key performance goals. Financial performance measure components included cumulative quarterly software revenue, gross profit, and EBITDAS (net income before income taxes, interest income, depreciation and amortization, and stock-based compensation), which were derived from our budget for the year, as approved by the Board of Directors, and were intended to be targets that were likely to be achieved, but not assured. Individual key performance goals for each executive officer were focused on achieving expectations with respect to tasks and objectives that facilitate and improve operations and, as a result, our financial operating results. The mix between bonuses earned on achieving financial goals versus individual key performance goals varied for our executive officers based on an evaluation of how the functions of the position most significantly impact our operations and performance. For example, bonus compensation for our Chief Executive Officer and Chief Financial Officer were based 100% on attainment of financial performance because their functions have a greater impact on financial performance than on completion of sales goals, effective product delivery, customer service, or other internal operations. For our other named executive officers, the percent of overall bonus paid on attainment of our financial performance goals was 50%, and the remainder was based on attainment of individual key performance goals. No bonus was paid on the financial performance component of the plan unless we achieved a minimum threshold of the cumulative quarterly software revenue goals. No bonus was paid on the individual key performance component of the plan unless we achieved at least a minimum threshold of our cumulative quarterly software revenue goals. The maximum bonus payable for the year ranged from a high of $130,000 for our Chief Executive Officer to a low of $60,000 for our Chief Business Officer.

In order for a bonus to be paid for financial performance or individual key performance goals, a minimum threshold of cumulative quarterly software revenue needed to be achieved. In order for the maximum bonus payment to potentially be earned, inContact needed to achieve 100% of the quarterly cumulative software revenue targets. If inContact did not achieve at least 93.5% of the cumulative quarterly software revenue targets for the applicable periods, no bonus was paid for that period. If 93.5% of the cumulative quarterly software revenue target was achieved, each participant earned 70% of the maximum bonus payment applicable to the cumulative software revenue target portion of the Company financial performance bonus. If more than 93.5%, but less than 100%, of the target was achieved, the amount of the bonus payment related to the software revenue target increased proportionately (10% more bonus for each 2.2% increase in the cumulative software revenue achieved). The cumulative quarterly software revenue targets in 2011, the amount achieved and the percent of target actually achieved are listed below:

Quarter Ended	Cumulative Software Revenue Target ($)	Cumulative Software Revenue Achieved ($)	Percent of Target Achieved
March 31	9,748,000	9,334,000	96%
June 30	20,517,000	18,837,000	92%
September 30	32,424,000	28,852,000	89%
December 31	46,000,000	39,870,000	87%

If the quarterly minimum cumulative software revenue target was achieved, then the calculation of the Company financial performance criteria portion of the bonus was weighted 70% for achieving the cumulative software revenue target, 20% for achieving the cumulative gross profit target and 10% for achieving the cumulative EBITDAS target. Similar to the cumulative software revenue target, if inContact did not achieve at least 93.5% of the gross profit target and 93.5% of the EBITDAS target, then the bonus for that component of the Company financial performance bonus was not paid. If more than 93.5%, but less than 100%, of the targets were achieved, the amount of the bonus payment related to the respective targets increased proportionately in the same proportion as the cumulative software revenue. The quarterly cumulative gross profit and EBITDAS targets and the amount achieved are listed below:

Quarter Ended	Cumulative Gross Profit Target ($)	Cumulative Gross Profit Achieved ($)	Cumulative EBITDAS Target ($)	Cumulative EBITDAS Achieved ($)
March 31	9,149,000	8,773,000	581,000	989,000
June 30	19,222,000	17,782,000	1,501,000	1,043,000
September 30	30,218,000	26,479,000	2,132,000	453,000
December 31	42,539,000	36,595,000	3,852,000	(308,000)

The only quarter in which inContact achieved at least 93.5% of the cumulative software revenue was the first quarter of 2011. Based on the actual achievement in the three different financial targets for the first quarter, 82% of the potential Company financial performance bonus for the first quarter was paid. No other quarterly payments were made related to the 2011 cash based incentive plan.

If at least 93.5% of the quarterly minimum cumulative software revenue target was achieved, then the calculation of the individual performance criteria portion of the bonus was based on the respective named executive officers individual performance measures. The first quarter was the only quarter in which a bonus based on individual performance criteria was paid since it was the only quarter in which the minimum software revenue target was achieved.

The amount of bonus paid under the cash based incentive plan to each of our named executive officers is listed in the Summary Compensation Table.

In order to provide a further incentive to focus on developing sales in the Software segment, if at the end of the year we had attained more than 100% of our goals with respect to dollar value of booked software contracts or ending software revenue run rate, then our executive officers would have earned a stretch bonus that ranged between 10% of 2011 base salary for certain of our executive vice presidents up to 14% of 2011 base salary for our Chief Executive Officer. Since we did not meet 100% of our goals with respect to dollar value of booked software contracts or ending software revenue run rate, no stretch bonus was paid.

On January 31, 2012, the Board of Directors approved, upon recommendation of the Compensation Committee, cash bonus payments to certain of our executive officers as additional compensation for the year ended December 31, 2011. These bonus payments are outside of the executive officer bonus plan and were awarded in recognition of significant transactions reported during 2011 that the Committee believes have, and will likely continue to, enhance shareholder value. The bonus payments were: $26,000 to Paul Jarman, our Chief Executive Officer; $20,000 to Gregory S. Ayers, our Chief Financial Officer; $18,000 to Scott Welch, our Chief Operating Officer; and, $12,000 to Bassam Salem, our Chief Business Officer.

For 2012, the Executive Officer Bonus Plan is expected to focus on Company financial performance. Attainment of individual key performance goals by our named executive officers (other than the Chief Executive Officer and Chief Financial Officer) may be imposed by the Chief Executive Officer as additional conditions to payment of bonuses assuming financial performance goals are achieved. Financial performance measures will be calculated semi-annually and includes increases in cumulative software revenue, software bookings, and consolidated EBITDAS, which will be compared to our budget for the year, as approved by the Board of Directors, and are intended to be targets that are likely to be achieved, but not assured. If the Chief Executive Officer elects to establish individual key performance goals for our named executive officers, those goals will likely focus on achieving expectations with respect to tasks and objectives that facilitate and improve operations and, as a result, our financial operating results. The three components of the financial performance goals will each have a threshold and will be calculated independent of the other components. If at the end of the year we attain more than 100% of our goals with respect to December 2012 software revenue run rate, then our executive officers will earn a stretch bonus that ranges between $40,000 for certain of our executive officers up to $60,000 for our Chief Executive Officer.

Stock Options

The Compensation Committee uses stock options as an important component of our overall compensation program due to its effect on retaining executives, aligning executives’ financial interests with the interests of stockholders and rewarding the achievement of inContact’s long-term strategic goals. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in inContact and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2011 were approved by the Compensation Committee and Board of Directors. In January 2011, the Compensation Committee determined that the granting of options to our executive officers as part of their overall compensation for 2011 was appropriate to provide long-term incentives. Stock options were also issued in 2011 as inducements to accept employment with inContact, as in the case of Sunny Gosain, our Chief Product Officer. The detail of options granted in 2011 is located at Grants of Plan Based Awards. In January 2012, the Compensation Committee determined to grant 50,000 options to Bassam Salem, who was appointed as a named executive officer in November 2011, to better align the number of options he holds with the other named executive officers, which the Compensation Committee believes will better align his interest with the interests of the stockholders.

The 401(k) Plan

Under the 401(k) Plan, our executive officers and generally all full-time domestic exempt and non-exempt employees may contribute a portion of their compensation to the plan on a pre-tax basis. There were no changes to these arrangements during 2011.

Employee Stock Purchase Plan (“Purchase Plan”)

The purpose of the Purchase Plan is to provide an opportunity for eligible employees to purchase a limited number of shares of our common stock at a discount through voluntary automatic payroll deductions. The Purchase Plan is designed to attract, retain, and reward our employees and to strengthen the mutuality of interest between our employees and our stockholders. Our Board may at any time amend, suspend or discontinue the Purchase Plan, subject to any stockholder approval needed to comply with the requirements of the SEC and the Internal Revenue Code. The aggregate number of shares of our common stock that may be issued under the Purchase Plan will not exceed 1,000,000 shares (subject to mandatory adjustment in the event of a stock split, stock dividend, recapitalization, reorganization or similar transaction). The maximum amount eligible for purchase of shares through the Purchase Plan by any employee in any year will be $25,000. The purchase price a participant pays for the shares is equal to the greater of $2.00 or 85% of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period at the sole discretion of the Compensation Committee administering the Purchase Plan to any whole percentage that is not less than 85% and not greater than 100%. Officers and members of the Board of Directors who are eligible employees are permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of inContact. We issued 80,000 shares of common stock under the Purchase Plan during 2011. A total of 108,000 shares of common stock have been issued under the Purchase Plan.

Severance Policy

Executive officers that have been employed by inContact for at least one year will receive severance benefits upon the involuntary termination of their employment in the event of a purchase of inContact or a change of control. The policy is intended to help keep executive officers focused on their work responsibilities during the uncertainty that accompanies a potential change of control, to provide benefits for a period of time after a change of control transaction, and to help us attract and retain key talent. Under the policy, the Chief Executive Officer would receive 24 months of base salary and our other named executive officers would receive 18 months of base salary. These payments are made if the executive officer’s employment terminates within six months of the change of control under certain circumstances. The Board of Directors adopted a formal written policy in August 2011 for applying the change in control severance compensation arrangement established previously. The amount due in the event of a purchase or change in control of inContact did not change.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation. We have administered our incentive and equity compensation programs, severance plans and change in control agreements in compliance with federal tax rules affecting non-qualified deferred compensation.

Under Section 162(m) of the Internal Revenue Code, publicly-held corporations may not take a tax deduction for compensation in excess of $1.0 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, the compensation committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our annual and long-term incentive compensation programs for executives qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m).

Code of Ethics Violations

It is our policy under our Code of Ethics to take appropriate action against any executive officer whose actions are found to violate the Code or any other policy of inContact. Disciplinary actions may include immediate termination of employment and, where inContact has suffered a loss, pursuing its remedies against the executive officer responsible. inContact will cooperate fully with the appropriate authorities where laws have been violated.

Insider Trading and Blackout Policy

Our Insider Trading and Blackout Policy prohibits directors, officers, employees and consultants from trading Company securities during regularly scheduled blackout periods surrounding the announcement of earnings and filing annual and quarterly reports with the SEC as well as all other times an individual is in possession of material non-public information. Prohibited trading includes purchases and sales of stock derivative securities such as put and call options and convertible debentures or preferred stock, and debt securities (debentures, bonds and notes).

Summary of Compensation Table

The following table sets forth certain information with respect to compensation for each year in the three-year period ended December 31, 2011 earned by or paid to our named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus (2)	Non-Equity Incentive Plan Compensation (3)	Option Awards (4)	All Other Comp (5)	Total Compensation
Paul Jarman	2011	$250,000	$26,000	$26,650	$153,927	$13,321	$469,898
Chief Executive Officer	2010	$246,154	$—	$24,700	$—	$12,839	$283,693
	2009	$200,144	$—	$76,685	$95,093	$13,383	$385,305

Gregory S. Ayers	2011	$209,192	$20,000	$20,500	$90,545	$14,671	$354,908
EVP and Chief Financial Officer	2010	$198,942	$—	$19,500	$—	$15,633	$234,075
	2009	$150,144	$—	$51,525	$312,612	$13,128	$527,409

Scott Welch	2011	$199,192	$18,000	$17,775	$90,545	$16,871	$342,383
EVP and Chief Operating Officer	2010	$188,346	$—	$19,500	$—	$16,905	$224,751
	2009	$176,144	$—	$51,513	$57,056	$17,794	$302,507

Frank Maylett (6)	2011	$204,193	$—	$114,174	$135,818	$13,321	$467,506
EVP of Sales	2010	$195,000	$—	$81,389	$—	$12,827	$289,216
	2009	$186,683	$—	$134,856	$69,235	$14,299	$405,073

Mariann McDonagh (7)	2011	$209,969	$50,000	$21,250	$90,545	$18,825	$390,589
EVP and Chief Marketing Officer	2010	$138,462	$34,615	$—	$417,147	$11,909	$602,133
	2009	$—	$—	$—	$—	$—	$—

Sunny Gosain (8)	2011	$96,923	$21,667	$—	$564,510	$4,591	$687,691
EVP and Chief Product Officer	2010	$—	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—	$—

Bassam Salem (9)	2011	$188,492	$12,000	$13,275	$150,718	$14,245	$378,730
EVP and Chief Business Officer	2010	$—	$—	$—	$—	$—	$—
	2009	$—	$—	$—	$—	$—	$—

(1)	Amounts shown include deferrals to the 401(k) Plan.
(2)	These amounts represent bonuses paid outside of plans established. With the exception of amounts reported for Ms. McDonagh and Mr. Gosain, which are guaranteed bonuses, the amounts reported were awarded in recognition of significant transactions reported during 2011 that the Compensation Committee believes have, and will likely continue to, enhance shareholder value.
(3)	Our executives were eligible for cash bonuses under plans established for the stated years, subject to achieving certain performance objectives.
(4)	This column represents the aggregate grant date fair value of stock option awards granted during the year indicated, in accordance with ASC Topic 718 and do not correspond to the actual value that may be realized by the named executives.
(5)	The 2011 amounts for Mr. Jarman, Mr. Maylett and Mr. Gosain reflect employee benefit insurance premiums. The 2011 amounts for Mr. Ayers, Mr. Welch, Ms. McDonagh and Mr. Salem reflect 401(k) matching contributions and employee benefit insurance premiums.
(6)	The amount of non-equity incentive plan compensation listed for Mr. Maylett includes $114,174, $81,389 and $113,677 of sales commissions paid for 2011, 2010 and 2009, respectively.
(7)	Per the terms of her employment, Ms. McDonagh receives an annual guaranteed bonus of $50,000, which is paid ratably over the year.
(8)	Mr. Gosain became Executive Vice President and Chief Product Officer in August 2011. Mr. Gosain’s salary was pro-rated to reflect his service for the months employed. Per the terms of his employment, Mr. Gosain’s bonus was from a guaranteed bonus of $65,000, paid ratably over his first year of employment.
(9)	Mr. Salem became Executive Vice President and Chief Business Officer in November 2011. Mr. Salem was employed by inContact prior to be elected to his current position. His compensation includes all monies earned by Mr. Salem as an employee in 2011.

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2011 with respect to the named executive officers. Each of the stock options granted during the year vest in three equal annual installments commencing one year after the date of grant and expire five years from grant date.

GRANTS OF PLAN-BASED AWARDS

Name	Date	Number of Securities Underlying Options	Exercise Price of Option Awards ($/Sh) (1)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Option Awards (2)
Paul Jarman	01/18/11	85,000	$3.34	$3.34	$153,927
Gregory Ayers	01/18/11	50,000	$3.34	$3.34	$90,545
Scott Welch	01/18/11	50,000	$3.34	$3.34	$90,545
Frank Maylett	01/18/11	75,000	$3.34	$3.34	$135,818
Mariann McDonagh	01/18/11	50,000	$3.34	$3.34	$90,545
Sunny Gosain	08/08/11	300,000	$3.57	$3.57	$564,510
Bassam Salem	01/18/11	25,000	$3.34	$3.34	$45,273
Bassam Salem	06/13/11	50,000	$3.93	$3.93	$105,445

(1)	The exercise price was determined by using the closing price of the stock on the grant date.
(2)	This column shows the grant date fair value of the plan-based stock option awards to the named executives during 2011 in accordance with ASC Topic 718. Generally, the grant date fair value is the amount that we will expense in our financial statements over the vesting schedule for the award. Fair value of each stock option is calculated using the Black-Scholes value on the grant date.

Discussion of Summary Compensation Table and Plan Based Awards

The annual base salary of our executive officers is determined each year at the discretion of the Compensation Committee. The annual salaries for our current executive officers are:

Name	2011 Salary	2012 Salary
Paul Jarman	$250,000	$280,000
Gregory S. Ayers	$210,000	$240,000
Scott Welch	$200,000	$225,000
Frank Maylett	$205,000	$220,000
Mariann McDonagh	$224,000	$224,000
Sunny Gosain (1)	$240,000	$240,000
Bassam Salem (1)	$200,000	$240,000

(1)	Mr. Gosain joined inContact in August 2011. Mr. Salem joined inContact in March 2010 and was elected as Chief Business Officer in November 2011.

As additional compensation for 2011, Mr. Maylett was paid a commission of $114,174. The commission was based on the contract monthly recurring charges at the time new customer service commenced, if the aggregate amount of such new charges equaled or exceeded 70% of the budgeted amount for each calendar quarter in 2011. The commission percent varied and ranged from 8.4% if the aggregate amount of new charges was 70% of the targeted amount to 13% if the aggregate amount of new charges was 124% of the targeted amount. Total commission earned during 2011 by Mr. Maylett under these arrangements was $114,174. Mr. Maylett did not participate in the 2011 Executive Officer Bonus Plan because his incentives are provided through the commission arrangement. For 2012, Mr. Maylett will be paid a commission based on the contract monthly recurring charges at the time new customer service commenced, if the aggregate amount of such new charges equaled or exceeded 70 percent of the budgeted amount for each calendar quarter in 2012.

Ms. McDonagh was elected Executive Vice President of Marketing on April 26, 2010. The terms of her employment provides for an annual guaranteed bonus of $50,000, which is paid ratably over the year.

Mr. Gosain was elected Executive Vice President and Chief Product Officer in August 2011. The terms of his employment provide for an annual base salary of $240,000, participation in the 2011 Executive Officer Bonus Plan for the remainder of 2011 with a maximum bonus of $90,000 and a guaranteed bonus of $65,000, paid ratably over the first year of employment, stock options to purchase 300,000 common shares at an exercise price equal to the fair market value of the common stock on the grant date, exercisable over a term of five years from date of grant that vest in three equal annual installments, and the right to participate in pension, insurance and other benefit plans available to other inContact executive officers.

Potential Payments Upon Change In Control

The Board of Directors adopted a severance compensation policy for our named executive officers in 2006, which was formally written and adopted in August 2011. The severance policy provides that our executive officers that have been employed by inContact for at least a year shall receive severance benefits upon the involuntary termination of their employment within six months after a change of control.

A change in control occurs if: (i) any person acquires beneficial ownership of 50% or more of either the then-outstanding shares of our common stock, or the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors; (ii) persons who currently constitute the Board of Directors cease for any reason to constitute at least a majority of the Board; or (iii) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or our acquisition of assets or stock of another entity, in each case, unless, (a) all or substantially all of the individuals and entities who were the beneficial owners of either the outstanding shares of our common stock, or the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of, respectively, our then-outstanding shares of common stock and the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the transaction, (b) no person beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from the transaction, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the transaction, and (c) at least a majority of the members of the board of directors of the corporation resulting from the transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the transaction.

Under the policy, the Chief Executive Officer would receive 24 months of base salary and our other named executive officers would receive 18 months of base salary and amounts payable would be paid in a lump sum on the 65th day following the participant’s termination date. The following table shows the amount of severance that would have been paid to our executive officers serving at the end of 2011 assuming the benefit accrued as of December 31, 2011:

Name	Benefit	Change in Control
Paul Jarman	24 months salary	$500,000
Gregory S. Ayers	18 months salary	$315,000
Scott Welch	18 months salary	$300,000
Frank Maylett	18 months salary	$307,500
Mariann McDonagh	18 months salary	$336,000
Sunny Gosain (1)	18 months salary	$—
Bassam Salem	18 months salary	$300,000

(1)	Mr. Gosain was elected Executive Vice President and Chief Product Officer effective in August 2011. Upon completion of one year of service, Mr. Gosain will be entitled to receive 18 months of compensation or $360,000 in accordance with the policy.

Option Exercises and Stock Vested

During 2011, there were no shares acquired by any of the named executive officers upon vesting of any restricted or other stock awards. During 2011, certain executive officers exercised stock options, as described in the following table:

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Scott Welch	100,000	$267,000
Frank Maylett	4,686	$8,575

Outstanding Equity Awards at Fiscal Year End

The table on the following page sets forth certain information with respect to outstanding equity awards at December 31, 2011 with respect to the named executive officers:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Paul Jarman	111,244	—	$2.70	11/04/13
	18,541	—	$5.39	11/04/13
	87,015	—	$2.00	11/04/13
	150,000	—	$2.50	11/04/13
	150,000	—	$2.50	11/04/13
	75,000	—	$2.00	11/04/13
	225,000	—	$3.50	11/04/13
	66,667	33,333	$1.76	03/11/14
	—	85,000	$3.34	01/18/16

Gregory S. Ayers	216,666	108,334	$1.78	03/16/14
	—	50,000	$3.34	01/18/16

Scott Welch	25,000	—	$3.05	11/04/13
	150,000	—	$3.50	11/04/13
	25,000	—	$4.20	11/04/13
	40,000	20,000	$1.76	03/11/14
	—	50,000	$3.34	01/18/16

Frank Maylett	245,314	—	$2.87	11/04/13
	33,333	16,667	$1.69	03/06/14
	16,667	8,333	$1.76	03/11/14
	—	75,000	$3.34	01/18/16

Mariann McDonagh	83,334	166,666	$3.09	04/26/15
	—	50,000	$3.34	01/18/16

Sunny Gosain	—	300,000	$3.57	08/08/16

Bassam Salem	58,334	116,666	$3.42	03/15/15
	—	25,000	$3.34	01/18/16
	—	50,000	$3.93	06/13/16

Board Compensation

In June 2011, the Board of Directors affirmed without change the annual compensation package for the non-employee Directors originally adopted in June 2010. Under the package non-employee directors receive a cash payment of $50,000 per year paid in monthly installments and an award of restricted stock units on July 1 of each year commencing in 2010 in number equal to $50,000 divided by the fair market value of inContact’s common stock at July 1 of each annual period, which is the grant date. The restricted stock units vest in equal monthly installments over the one-year period following the date of the award; provided, that vesting is accelerated in the event of a greater than 50% change in voting control of inContact or membership of the Board of Directors or a disposition of more than 50% of the assets of inContact (a “Corporate Event”). Each restricted stock unit represents the right to receive one share of inContact common stock (subject to adjustment in the event of a stock dividend, share combination, recapitalization or similar event as provided in the Plan) upon termination of service as a director for any reason or the occurrence of a Corporate Event. The compensation package also provides for additional annual issuances of restricted stock units to the chairperson of the Audit Committee, Compensation Committee, or Corporate Governance and Nominating Committee of the Board, in number equal to $10,000 divided by the fair market value of inContact’s common stock on July 1 of each annual period, which is the grant date. As non-employee directors serve for a term commencing with election at the annual meeting, we believe compensation arrangements should follow the same period of service.

Directors who are also our full-time employees or who are executive officers of significant shareholders receive no additional compensation for serving as a Director. The following table summarizes the compensation paid to the non-employee Directors for the year ended December 31, 2011:

Name	Fees Earned or Paid in Cash	Stock Awards: Value of Restricted Stock Units (1)	Total
Theodore Stern (2)	$134,000	$50,000	$184,000
Steve Barnett	$50,000	$59,998	$109,998
Paul F. Koeppe	$50,000	$59,998	$109,998
Blake O. Fisher, Jr.	$50,000	$59,998	$109,998
Mark Emkjer	$50,000	$50,000	$100,000
Hamid Akhavan (3)	$—	$—	$—

(1)	This column represents the aggregate grant date fair value of restricted stock units granted during the year calculated in accordance with ASC Topic 718 and do not correspond to the actual value that may be realized by the Directors.
(2)	During 2011, Mr. Stern was paid monthly consulting fees for a total of $84,000, which is included in Fees Earned or Paid in Cash.
(3)	Hamid Akhavan is the chief executive officer of a significant shareholder’s subsidiary and consequently, does not earn compensation for serving as a director.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Paul F. Koeppe, Steve Barnett, Blake O. Fisher, Jr. and Mark J. Emkjer, and no other directors served on the Compensation Committee during 2011. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Report of Compensation Committee on Executive Compensation

Paul F. Koeppe is the Chairman of the Compensation Committee and Steve Barnett, Blake O. Fisher, Jr. and Mark J. Emkjer serve on the Committee. The Compensation Committee has reviewed and discussed the

“Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on that review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Paul F. Koeppe, Chairman

Steve Barnett

Blake O. Fisher, Jr.

Mark J. Emkjer

1999 Long Term Stock Incentive Plan

The purpose of the Long Term Stock Incentive Plan (the “Plan”) adopted in March 1999, is to provide directors, officers, employees and consultants with additional incentives by increasing their ownership interests in inContact. Directors, officers and other employees of inContact and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to inContact. As of December 31, 2011, inContact and its affiliates employed approximately 400 individuals who are eligible to participate in the Plan. The Board grants awards under the Plan. Awards may include incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted stock, restricted stock units, performance shares, performance units or cash awards.

The Board has discretion to determine the terms of an award under the Plan, including the type of award, number of shares or units covered by the award, option price, term, vesting schedule, and post-termination exercise period or payment. Notwithstanding this discretion: (i) the number of shares subject to an award granted to any individual in any calendar year may not exceed 100,000 shares; (ii) the option price per share of common stock may not be less than 100% of the fair market value of such share at the time of grant or less than 110% of the fair market value of such shares if the option is an incentive stock option granted to a stockholder owning more than ten percent of the combined voting power of all classes of the stock of inContact (a “10% stockholder”); and (iii) the term of any incentive stock option may not exceed 10 years, or five years if the option is granted to a 10% stockholder. Awards under the Plan in the form of qualified incentive stock options outstanding or exercised totaled 941,854 shares as of December 31, 2011.

A maximum of 1,200,000 shares of common stock may be subject to outstanding awards, determined immediately after the grant of any award under the Plan. Shares of common stock, which are attributable to awards that have expired, terminated, or been canceled or forfeited during any calendar year, are available for issuance or use in connection with future awards.

The Plan was effective March 11, 1999, and is not limited in duration. No incentive stock option may be granted more than 10 years after the effective date. The Plan may be amended by the Board without the consent of the stockholders, except that stockholder approval is required for any amendment that materially increases the aggregate number of shares of stock that may be issued under the plan or materially modifies the requirements as to eligibility for participation in the Plan.

2008 Equity Incentive Plan

The inContact 2008 Equity Incentive Plan was adopted by our Board in April 2008 and approved by our stockholders at the annual meeting in June 2008. Please see the description of this plan presented below under “PROPOSAL NO. 2 – INCREASE NUMBER OF SHARES AVAILABLE FOR AWARDS UNDER THE 2008 EQUITY INCENTIVE PLAN.”

Description of Employee Stock Purchase Plan

In 2004, inContact adopted the 2005 Employee Stock Purchase Plan (“Purchase Plan”). The purpose of the Purchase Plan is to promote inContact’s operating performance and growth potential by encouraging employees to acquire equity in inContact, thereby aligning their long-term interests with those of inContact. The Purchase Plan provides that up to 1,000,000 shares of common stock may be sold to participating employees. It expires at the beginning of 2014. The Compensation Committee of the Board of Directors administers the Purchase Plan.

The Purchase Plan permits eligible employees to purchase inContact common stock through payroll deductions during 35 consecutive participation periods beginning in 2005. Each participation period is three months in length. In general, eligible employees can elect for each participation period to purchase full shares through payroll deductions of up to 10 percent of base pay, but in no event may the participant’s rights to purchase shares of common stock accrue at a rate that exceeds $25,000 of fair market value of common stock in a calendar year. The purchase price a participant pays for the shares is equal to the greater of $2.00 or 85% of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period by at the sole discretion of, the Compensation Committee administering the Purchase Plan to any whole percentage that is not less than 85% and not greater than 100%.

Eligibility to participate is extended to all regular employees of inContact and its participating subsidiaries. Officers and members of the Board of Directors who are eligible employees are also permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of inContact. We issued 80,000 and 28,000 shares of common stock under the Purchase Plan during 2011 and 2010, respectively.

The Purchase Plan may be amended by the Board of Directors from time to time as it deems desirable without approval of the stockholders of the inContact, except to the extent stockholder approval is required by Rule 16b-3 of the Exchange Act, applicable Nasdaq or stock exchange rules, applicable provisions of the Internal Revenue Code, or other applicable laws or regulations. The Board of Directors may terminate the Purchase Plan at any time in its sole discretion.

Certain Relationships and Related Person Transactions

ENH is a more than 5% shareowner of the Company. Concurrent with selling 7.2 million shares of common stock to ENH in June 2011, inContact entered into a commercial agreement with Siemens Enterprise Communications, Inc. (“Siemens”), a subsidiary of ENH, whereby Siemens became a world-wide reseller of inContact’s portfolio of cloud-based solutions with minimum revenue purchase commitments of $5.0 million and $10.0 million during 2012 and 2013, respectively. No revenue was recorded during the year ended December 31, 2011 related to this agreement. inContact purchased phones from Siemens for $146,000 during the year ended December 31, 2011. ENH paid $18,000 to be a sponsor at our user conference during the year ended December 31, 2011.

Also, see the discussions above under “The Board and its Committees,” “Executive Compensation,” and “Board Compensation.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, all seven inContact directors will be elected to serve until the annual meeting of shareholders in the year 2013. The Board nominates for election as directors:

Theodore Stern	Paul Jarman	Steve Barnett	Mark J. Emkjer	Blake O. Fisher, Jr.	Paul F. Koeppe	Hamid Akhavan

These nominees have been selected by the Corporate Governance and Nominating Committee and nominated for election by the Board of Directors, and will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention or otherwise, have no impact on the vote.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.

Each of the seven director positions is voted on separately. The persons who receive the most votes for each of the seven director positions will be elected. The Board of Directors recommends a vote “FOR” the election of each of the nominees listed above.

PROPOSAL NO. 2

INCREASE NUMBER OF SHARES AVAILABLE FOR AWARDS UNDER THE 2008 EQUITY INCENTIVE PLAN

The inContact 2008 Equity Incentive Plan (the “2008 Plan”) was adopted by our Board in April 2008 and approved by our stockholders at the annual meeting in June 2008. In December 2008, the 2008 Plan was amended by the Board to decrease the number of common shares available for awards under the Plan from 1,500,000 to 1,272,500, on account of stock options issued to certain employees outside of the Plan. In June 2009 and June 2010, the Stockholders approved the Board proposals to increase the number of common shares available for awards under the 2008 Plan from 1,272,500 to 2,272,500 and 2,272,500 to 3,272,500, respectively, at the annual meetings.

The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to our success, to encourage ownership of our common stock by employees and directors, and to promote our success by providing both rewards for exceptional performance and long-term incentives for future contributions to the Company.

The 2008 Plan currently authorizes the issuance of up to 3,272,500 shares of common stock (or 7.5% of outstanding shares at April 18, 2012) pursuant to awards granted under the Plan. Of those shares, 3,123,420 are subject to outstanding awards, leaving only 151,850 shares available for future awards. The Board of Directors does not believe that the number of shares available for issuance under the 2008 Plan is sufficient in light of our compensation strategy and objectives. Accordingly, the Board is proposing to increase the number of shares available under the 2008 Plan by 2,000,000 shares, from 3,272,500 to 5,272,500, increasing the percentage ratio of the amount of shares available under the Plan to 12.0% of outstanding shares as of April 18, 2012. Specifically, the Board is requesting the stockholders to approve an amendment to Article III of Section 1 of the 2008 Plan so that it reads as follows:

Section 1. Stock Subject to Plan. The Stock to be subject to or related to Plan Awards may be either authorized and unissued shares or shares held in the treasury of the Company. The maximum number of shares of Stock with respect to which Plan Awards may be granted under the Plan, subject to adjustment in accordance with the provisions of Article IX, shall be 5,272,500 shares.

The Board recommends that shareholders approve amendment of the Plan in order to allow the Company to continue to offer stock options and alternative equity awards to employees, directors and consultants as part of its overall compensation package. The material features of the 2008 Plan are summarized below.

Material Features of the Plan

General. The Plan provides that grants may be made in any of the following forms:

•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Stock awards

•	Stock appreciation rights (“SARs”)

•	Dividend equivalents

•	Other stock-based awards

The Plan (as amended if the proposed amendment is approved) will authorize 5,272,500 shares of our common stock for issuance, subject to adjustment in certain circumstances as described below. If and to the extent options and SARs granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. Shares surrendered in payment of the exercise price of an option will become available again for issuance or transfer under the Plan. To the extent any grants are paid in cash, and not in shares of common stock, any shares previously subject to such grants will again be available for issuance or transfer under the Plan.

Administration. The Plan will be administered and interpreted by the Board of Directors or a committee designated by the Board. We have designated our Compensation Committee (the “Committee”) to fulfill that role of Plan administrator. However, our Board of Directors will approve and the Committee will administer all grants made to non-employee directors. References to the Committee include our Board of Directors where appropriate. The Committee may delegate authority to administer the Plan to one or more subcommittees, as it deems appropriate.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the Plan. The Committee presently consists of Paul F. Koeppe, Blake O. Fisher, Jr., Steve Barnett and Mark J. Emkjer, each of whom is a non-employee director of our company.

Eligibility for Participation. All of our employees and the employees of our subsidiaries, all of our non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the Plan. As of December 31, 2011, we employed or used the services of approximately 400 persons who are eligible to receive grants under the Plan. The Committee is authorized to select the persons to receive grants from among those eligible and the Committee will determine the number of shares of our common stock that are subject to each grant.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Plan will be equal to the grant date closing price of a share of stock as reported on the exchange where our stock trades. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of grant date closing price.

The Committee will determine the term of each option, but for an ISO the term shall not exceed ten years from the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable. The Committee may accelerate the exercisability of any options. The Committee will also determine under what circumstances a grantee may exercise an option after termination of employment or service. Generally, if a grantee ceases to be employed by, or provide service to, us for any reason other than disability, death, or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to, us on account of the grantee’s disability or death, the grantee’s options will terminate one year following the date on which the grantee ceases to be employed by, or provide service to, us. In each case described above, the Committee may specify a different option termination date, but in any event no later than the expiration of the option term. If a grantee ceases to be employed by, or provide service to, us on account of termination for cause, the grantee’s options will terminate immediately.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of our common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of our common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Committee may approve.

SARs

The Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of an SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR. Payment will be made in shares of our common stock.

The base amount of each SAR will be determined by the Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the last reported sale price of a share of our common stock on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs. SARs may only be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within a specified period of time after termination of employment or service, as determined by the Committee.

Dividend Equivalents

The Committee may grant dividend equivalents in connection with stock units or other stock-based awards. Dividend equivalents are payable in cash or shares of our common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents will be determined by the Committee.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of our common stock, and will be payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock. Such awards may include restricted stock awards, stock units, or phantom stock awards, and may be granted alone, in addition to, or in tandem with any other award permitted by the Plan. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation. The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of awards to employees under the Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the grantee’s death or disability during the performance period or under other circumstances consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before interest expense, income tax, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

The Committee will not have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals. After the announcement of our financial results for the performance period, the Committee will certify and announce the results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of stock awards, stock units, other stock-based awards and dividend equivalents for the performance period will be forfeited or will not be made, as applicable.

Deferrals. The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of our common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class, or if the value of outstanding shares of our common stock is substantially reduced as a result of a spinoff or payment by us of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. Any adjustments to outstanding grants shall be consistent with section 409A or 422 of the Code, to the extent applicable.

Transferability of Grants. Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order.

Participants Outside of the United States. If any individual who receives a grant under the Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options. Neither our Board nor the Committee can amend the Plan or options previously granted under the Plan to permit a repricing of options, without prior stockholder approval.

Amendment and Termination of the Plan. Our Board may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The Plan will terminate on June 30, 2018, unless the Plan is terminated earlier by our Board or is extended by our Board with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved the Plan.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•

If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

•

If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•

A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

The affirmative vote of the holders of a majority of the common shares voted on the proposal and represented at the annual meeting in person or by proxy is required to approve the amendment to the 2008 Plan. The Board of Directors recommends that you vote FOR this proposal.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee has selected and appointed the firm of Deloitte & Touche LLP as the independent registered public accounting firm to examine our financial statements for the year ended December 31, 2012. Deloitte & Touche LLP audited our financial statements for 2011 and 2010. We do not expect representatives of Deloitte & Touche LLP will attend the annual meeting.

Ratification of the selection of Deloitte & Touche LLP is not required by our bylaws or otherwise. The Board is submitting the selection to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time after the annual meeting if it determines such a change would be in the interests of inContact and its stockholders.

Accountant Fees and Services

The aggregate fees and expenses from our principal accounting firm, Deloitte & Touche LLP for fees and expenses incurred during fiscal years ended December 31, 2011 and 2010 were as follows (in thousands):

	2011	2010
Audit fees	$311	$339
Audit related fees	9	7

Total audit and related fees	320	346

Other consulting fees	36	—
Tax fees	138	64

Total fees	$494	$410

Audit related fees were for reviews of our filings on certain other SEC filings, meetings with the Audit Committee and work required by our filing registration statements.

Each of the permitted non-audit services has been pre-approved by the Audit Committee or the Audit Committee’s Chairman pursuant to delegated authority by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the Securities and Exchange Commission.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting.

The affirmative vote of the holders of a majority of the common shares voted on the proposal and represented at the annual meeting in person or by proxy is required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the annual meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

The cost of soliciting proxies in the accompanying form is paid by us. In addition to solicitations by mail, a number of regular employees of inContact may solicit proxies in person or by telephone.

The above notice and proxy statement are sent by order of the Board of Directors.

Paul Jarman, Chief Executive Officer

April 30, 2012

INCONTACT INC

7730 SOUTH UNION PARK AVE

SUITE 500

Salt Lake City, UT 84047

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,

Edgewood, NY 11717.

NAME CONTROL # 000000000000

SHARES

THE COMPANY NAME INC.—COMMON 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345

THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345

THE COMPANY NAME INC.—401 K 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All

All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote

FOR the following:

1. Election of Directors

Nominees

01 Theodore Stern 02 Paul Jarman 03 Steve Barnett 04 Mark J. Emkjer 05 Blake O. Fisher, Jr.

06 Paul F. Koeppe 07 Hamid Akhavan

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2. TO APPROVE AN AMENDMENT TO THE INCONTACT 2008 EQUITY INCENTIVE PLAN INCREASING THE NUMBER OF COMMON SHARES AVAILABLE FOR

AWARDS UNDER THE PLAN BY 2,000,000 TO A TOTAL OF 5,272,500 SHARES.

3 RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

NOTE: As of the date of this proxy statement, the Board knows of no other matters that may come before the annual meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the annual meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

0000140625_1 R1.0.0.11699

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES

CUSIP #

SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10k Wrap is/are available at www.proxyvote.com. inContact, Inc.

7730 South Union Park Avenue, Suite 500

Salt Lake City, UT 84047

ANNUAL MEETING OF SHAREHOLDERS JUNE 14, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Theodore Stern and Paul Jarman, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of inContact, Inc. (the “Company”) held of record by the undersigned on April 18, 2012, at the Annual Meeting of Shareholders to be held on June 14, 2012, and at any adjournment or postponement thereof.

Please mark, sign, date and promptly return the proxy card using the enclosed envelope. If your address is incorrectly shown, please print changes.

0000140625_2 R1.0.0.11699

Continued and to be signed on reverse side